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                                                                    Exhibit 99.1

                                     NEOWARE
                  Q1 Fiscal Year 2006 Earnings Conference Call
                                November 2, 2005


OPERATOR:
---------
Good day and welcome to the Neoware Q1 conference call. [INSTRUCTIONS] Now I would like to turn the program over to Chairman and CEO of Neoware, Mr. Michael Kantrowitz. You may begin, sir.

MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------
Thank you, Adam, and welcome everybody, to Neoware's Q1 conference call for the quarter ended September 30th, 2005. At this point you should have seen our press release, which was distributed over the wire and is posted on our Website at neoware.com.

With me today is Keith Schneck, Neoware's Chief Financial Officer. For today's call, I'll start with the highlights of the quarter, I'll turn the call over to Keith and he will go into the numbers in some detail and provide you with some insight into our guidance. Keith will then turn the call over to me and I'll update you on our strategy for the coming year, and at the end, we'll take your questions for about 30 minutes.

Before we begin, let me turn it over to Keith for the Safe Harbor statement. Keith.


KEITH SCHNECK  - NEOWARE SYSTEM - CFO, PRINCIPAL ACCOUNTING OFFICER, EVP AND
----------------------------------------------------------------------------
SEC.:
-----
Thanks Mike. The following topics to be discussed today will contain forward-looking statements; the expansion of our distribution channels; our entry into the Asian market; the closing of the Maxspeed acquisition; amortization and restructuring costs associated to the Maxspeed transaction; our continued strong growth, organically and through acquisitions to enhance our portfolio of software solutions and increase our geographic reach; our ability to customize products and fully support customers in the Americas, throughout Europe and in India; projected growth in revenues in fiscal 2006; gross margins; operating expenses; and effective income tax rates for the 2006 fiscal year; the anticipated non-cash impact of stock-based compensation during the 2006 fiscal year under FAS 123R; expected large sales from a major retail customer; the anticipated performance of our Neoware e900 thin client and our high margin software products; anticipated increased customer recognition of the benefits of thin client computing; and our anticipated investments to capitalize on significant growth opportunities.

These forward statements involve risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from these forward-looking statements, are contained in our Form 10-K for our fiscal year ended June 30, 2005, filed with the Securities and Exchange Commission.

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Back to you, Mike.

MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------
Thanks, Keith. So, at this point you should have all seen the results and it was another record quarter for Neoware, in fact, an all-time record for the Company. We delivered record revenues of 26.5 million, which is a 63% increase from the first quarter of last year, and in fact, a 15% sequential increase from what is typically our strongest quarter of the year.

We saw especially strong performance from our new Neoware e900 thin client, which is designed for harsh environments, like retail distribution centers, transportation companies and manufacturing environments.

It's important to point out that this isn't just one quarter of success. We embarked on a growth plan and believe that our growth plan is working. We've now delivered six record quarters in a row, with significant year-over-year revenue growth and even higher profit growth.

We've done this by expanding our business with enterprise customers, gaining more traction with our partners IBM and Lenovo, investing in new geographies and adding new partnerships, including our new relationship with ClearCube and our new distribution partners in the UK and South Africa.

We believe that the results are in our numbers. We're growing our revenues and we're growing profits at a faster rate. For more details on the quarter, I'll turn the call back over to Keith. Keith.


KEITH SCHNECK  - NEOWARE SYSTEM - CFO, PRINCIPAL ACCOUNTING OFFICER, EVP AND
----------------------------------------------------------------------------
SEC.:
-----
Thanks Mike and thank you all for joining us on our conference call today. I'd like to review the highlights of our first quarter financial performance.

FIRST THE INCOME STATEMENT.

Revenues increased 63% to $26.5 million from $16.3 million in the prior year first quarter and a 15% sequential increase from our seasonally strong June quarter. This represents the highest quarterly revenue in our history. Revenue growth for the quarter was driven by strong sales in several key accounts including a major auto parts retailer, a global retailer that included large initial sales of our new Neoware e900 product as well as other products, and a number of other large enterprises via our IBM/Lenovo relationships. These two accounts plus the larger number of accounts represented by IBM and Lenovo comprised about 46% of our quarter revenue - indicating our continued focus and success in attracting large enterprise customers.

Gross profit was $10.7 mill or 40.4% of revenue, compared to $7.1 mill, or 43.5% of revenue, in the prior year first quarter. Excluding $273,000 for amortization of acquisition-related intangible assets and $19,000 of stock based compensation in the September 2005 quarter as compared to $101,000 of amortization expense in the prior year first quarter, non-GAAP gross profit was 41.3% of revenue in the September 2005 quarter, compared to 44.1% of revenue in the prior year quarter. Cost of sales reflects very strong initial sales of the Neoware e900 thin client which carries higher average selling prices and lower percentage gross margins than other Neoware products. Percentage gross margin on other revenue was consistent with recent prior periods.

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Operating expenses were $8.1 mill, or 30.4% of revenue, compared to $5.1 mill, or 31.4% of revenue, in the prior year first quarter. Operating expenses in the September 2005 quarter include $315,000 for amortization of acquisition-related intangibles and $701,000 of stock based compensation as a result of the adoption of SFAS No. 123R on July 1, 2005, compared to operating expenses in the prior year quarter that included $170,000 for amortization of acquisition-related intangible assets. Excluding these expenses, non-GAAP operating expenses were $7.1 mill, or 26.6% of revenue, in the September 2005 quarter, compared to $5.0 million, or 30.4% of revenue, in the prior year first quarter.

GAAP net income for the quarter was $1.8 mill, or $.11 per diluted share, compared to $1.4 mill, or $.09 per diluted share, in the prior year first quarter.

Non-GAAP net income for the quarter was $2.8 mill, or $.17 per fully diluted share, compared to $1.6 mill, or $.10 per fully diluted share, in the year ago quarter. This represents an 80% increase in Non GAAP net income on a 63% revenue increase. Non-GAAP net income excludes amortization of acquisition-related intangible assets and stock based compensation and applies a pro forma tax rate of 33% and 34% in the first quarter of fiscal 2006 and 2005, respectively.


NOW FOR SOME COMMENTS ON THE NUMBERS:

We have been articulating our growth strategy consistently for the past 2 years
- our focus has been on building a scalable infrastructure to capitalize on the growing demand for thin clients and related software. Our expanded investments in people, technology, and acquisitions have given us an unparallelled capability to be a global company and to deliver customized solutions locally - whether in France, the UK, Germany, Austria, India, the US and soon in China once the Maxspeed acquisition is completed.

The fact that we were able to deliver revenue growth in the first quarter of 63% over the prior year quarter was significant. Our GAAP gross profit margin for core products in the quarter was comparable to other periods, and 40.3% including the Neoware e900. It is important to note that non-GAAP gross profit dollars (excluding amortization and stock option expense) increased 52% from a year ago compared to 51% on a GAAP basis. But even more significantly, our non-GAAP net income (excluding amortization and option expense and using a proforma tax rate) increased 80% from a year ago. Comparable increases on a GAAP basis were 52% for gross profit dollars and 33% for net income This highlights the leverage opportunity in our business model. We continue to think investors should focus on our operating margins, excluding amortization of acquisition-related expenses and stock option expense, as a measure of our business.

Moving to the GAAP Operating Expenses compared to a year ago-
We increased sales and marketing expenses in the quarter as we expanded staff in France, Germany, the UK and the US. We have also stepped up our marketing activities to increase our outreach to our target customer base and to promote the advantages of thin client computing.

We increased research and development expenses in the quarter as a result of increased staff in the US, Europe and India, as well as expanded product development efforts for new products like Neoware Image Manger and the Neoware e900 thin client.

G&A expense in the September 05 quarter increased from a year ago given the increased complexity of our business including fees related to audit and Sarbanes Oxley compliance and incentive plan provisions driven by our strong operating results, but declined from the prior quarter.

GAAP operating expenses also increased due to $701,000 of stock based compensation broken out as $250,000 in Sales and Marketing, $105,000 in R&D and $346,000 in G&A for the Sept 2005 quarter. Amortization charged to sales and marketing expense also increased and was $315,000 in the Sept 2005 quarter and $170,000 in the Sept 2004 quarter.

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Total operating expenses excluding amortization of acquisition expenses and stock option expenses were lower as a percentage of revenues than in any quarter in the last year.

Our Non GAAP effective tax rate for the September 2005 quarter excluding stock option expense was about 34% consistent with prior year. Our GAAP effective tax rate was 36% for the September 2005 quarter.

We have provided non-GAAP measures that exclude stock option expense and amortization of acquisition intangibles in order to present information about the Company's financial performance, as we believe it provides a more comparable view of the Company's core business and trends relating to its results of operations including its cash requirements for ongoing operating activities.

A reconciliation of the differences between the GAAP and the non-GAAP measures is attached as a schedule to the press release that appears on our web site.

MOVING TO THE BALANCE SHEET AND CASH FLOW

Cash and short term investments were $44 million at September 30, 2005, compared to $43.1 mill at June 2005. Cash requirements subsequent to Sept 30, 2005 include $3,350 million paid in October for the TeleVideo transaction, about $2.1 million of additional consideration for the acquisition of Visara based on achievement of earn out targets due to be paid this November and future cash requirement for the acquisition of Maxspeed which I will discuss separately.

We do continue to generate cash from operations and operate with no debt.

Receivables were $17.6 mill at quarter end and days sales outstanding (DSO's) were 60 days at September 30, 2005 in line with our targets.

Inventory was $3.6 mill at Sept 30, 2005 compared to $3.1 million at June 30, 2005. The increase in inventory during the quarter relates to product staged for a large order that subsequently shipped in October.

Goodwill increased by $2 million during the quarter as a result of the additional purchase price due on the earn-out on Visara which will be paid in November.

NOW FOR GUIDANCE FOR FISCAL 2006

As those of you who follow us know, we try to provide annual guidance at the beginning of a fiscal year, and tend not to provide specific quarterly guidance.

In our September 1, 2005 call we gave guidance of 30% revenue growth for the upcoming fiscal year - or approximately $103 million in revenue for the year ended June 30, 2006.

Today we reported a very strong quarter with meaningful contribution to our revenues and profits from the new Neoware e900, and we see more possibilities for strong contributions from this product in future periods.

In the December quarter we expect continued sales of the Neoware e900, as well as several large transactions from other major enterprise customers. We also expect to begin to see initial contributions from our new distribution relationships with Getech in the UK and ITWise in South Africa, both of which changed their focus from other thin client providers to us.

We announced the acquisition of Maxspeed, and because we normally provide only annual guidance and haven't yet closed this acquisition, we wouldn't normally update our guidance at this time.

However, some analysts have updated their revenue estimates, and now there is a $110 million revenue consensus, which reflects approximately 40% revenue growth from last year.

Based on our planned closing of the Maxspeed transaction by Dec 31, 2005, expectations of continued sales of our new products, and contributions from our new international relationships, we are now comfortable increasing our revenue guidance to 40% growth from 30% growth for the year - or approximately $110 million of revenue for the year ending June 30, 2006. As always, our results in any individual quarter may vary - up or down - based upon the timing of individual transactions.

Stock based compensation expense related to stock options, which is a non-cash charge, is expected to be approximately $700,000 per quarter. Such amounts may change as a result of additional grants, forfeitures, modifications in assumptions and other factors.

Amortization of acquisition related intangibles for completed transactions will be about $275,000 charged to Cost of Sales and $395,000 charged to sales and marketing expense.

We don't expect the Maxspeed transaction to be dilutive over the remainder of the fiscal year.

We expect the vast majority of the restructuring costs associated with the Maxspeed transaction will be deal costs, not period costs in the December quarter.

Gross margins for the year are still expected to be in the range of 40 to 45 percent for the year, and may vary from this range by 1 to 2 points in any given quarter due to individual orders. This quarter, gross margin excluding the e900 was consistent with other recent quarters.

Non-GAAP Operating expenses (excluding the impact of stock option expense and amortization of intangibles are expected to be below 30% of revenues or potentially lower with leverage (for example Non-GAAP operating expense excluding stock option expense and amortization of acquisition intangibles was 27% of revenues this quarter due to higher revenues. Our GAAP operating expense was 30% of revenues for the Sept 2005 quarter.

Our Non-GAAP effective tax rate (excluding the effect of exercise of stock options) is expected to be approximately 33% for the year. Our GAAP effective tax rate for the first quarter was 36%.

Our cash balance is projected to be about $28 million as of Jan 1, 2006 assuming the Maxspeed transaction closes by Dec 31. We continue to operate with no debt.

Our fully diluted share count presently is 16,464,000 and may go up to about 17 million based on the stock price and the impact of this on the treasury stock method of calculating share count.

REGARDING THE MAXSPEED TRANSACTION

We signed a definitive agreement for to acquire Maxspeed Corporation last week. Maxspeed is a thin client provider focusing on customized solutions for enterprise customers. They engineer their products in China, and sell in the US and in Asia. Acquiring Maxspeed enables us to enter the Asian market with full engineering to provide customization services for local markets - a proven model enabling Neoware to win new accounts.

After reflecting Maxspeed's $9 million of cash and a hold back of $1.4 million to fund restructuring costs, we will use a net of approximately $13.6 million of Neoware's cash to fund this transaction.

In addition, unlike in our other transactions where we primarily acquired assets and not a full company, Maxspeed is required to bring $3.7 million of net working capital excluding cash as of closing. Both the cash and net working capital minimums provide for dollar for dollar downward adjustments in the purchase price if the minimums are not met.

Naturally, the numbers related to amortization and restructuring are preliminary and are subject to change upon completion of the transaction and finalization of the purchase price allocation.

IN SUMMARY,

It has been a very busy quarter for us at Neoware, and one in which we delivered excellent results. Many good things are happening and we are confident that our business is poised for continued growth.

That brings my prepared remarks to an end. After the balance of Mike's presentation we'll open the call and I'll be happy to answer any questions you may have.

Back to you, Mike.

MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------

Okay, thanks, Keith. Now as Keith pointed out, we're delivering excellent results with our report for this quarter. Our business is growing and we're confident in our future opportunity. In fact, as Keith pointed out, we're increasing our revenue guidance to $110 million for our fiscal year ended June 30th, 2006 and as we've shown in the past, our objective is that increases in revenue translate to increases in earnings.

Our pipeline of large enterprise transactions continues to grow, both as a result of our IBM and Lenovo relationships, as well as through other channels.

This year we embarked on a significant expansion in our global reach. Once we complete the Maxspeed transaction, we'll have the ability to support, customize and engineer our products in the United States, the UK, France, Austria, India and China. We see a real opportunity to increase our business with IBM, Lenovo and other significant partners in Europe and in Asia.

As we pointed out in the last call, although our sales to IBM and Lenovo have grown significantly and are an important part of our business, so far we've had success with them primarily in the United States. Now that we have local engineering and support centers in major global markets, we have a much better opportunity to engage with large partners in international markets.

Just this week we announced new enhanced distribution relationships with two important partners in the UK and in South Africa, Getech and IT Wise. These two distributors sell thin clients and related solutions to resellers, systems integrators and VARs. Between the two of them, we believe that they generated millions of dollars of sales of our competitors' thin clients in the last year.

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As a result of our new partnerships with them, they will now both focus on
Neoware thin clients and we see a significant opportunity to partner with them to engage and support customers and to grow our revenues.

In October, we announced a partnership with ClearCube to work together to grow the PC Blade market. ClearCube is a leader in that market, having invented the concept of the PC Blade, where the electronics of a personal computer sit in a managed rack, offering a user all of the functionality of a dedicated PC via a thin client.

We see PC Blades as one more solution available to Neoware thin client users and we believe that we have an opportunity to expand our efforts into new markets as a result of this partnership.

It's interesting to note that just like our new distributors in the UK and South Africa, ClearCube previously used thin clients from another vendor. We believe that this is another example of Neoware's opportunity and ability to gain market share.

Now let's talk about market share for a bit. I'd like to point out that over the last five years, Neoware's share of the thin client segment of the PC market has grown significantly, from about 5% to well over 20% of the market according to IDC. We've grown faster over this time period than other industry participants. In fact, while our share has grown by more than 15%, IDC maintains that our primary competitor's share declined by nearly the same percentage.

IDC projects strong growth for the thin client segment of the PC industry, with greater than 20% revenue growth projected from 2005 to 2009. We have historically been able to outgrow the overall market and we have plans in place to continue to do so.

Given Neoware's financial strength, global reach, strong partnerships, commitment to the thin client business, as well as our knowledgeable people, we believe that we are coming to be recognized as the stable, reliable alternative in our market, which is positively impacting our business.

Now turning to the Company's financial strength, as Keith pointed out, Neoware has a strong balance sheet and we have no debt. We generate cash and we have a proven, successful acquisition strategy.

Looking forward, we would consider additional acquisitions to continue to expand our geographic reach or to further enhance our ownership of key software intellectual property.

Our introduction of Neoware Image Manager this quarter is an example of the latter strategy. By introducing Neoware Image Manager, which is based on technology that we acquired via the Qualystem acquisition, we now have new software that can virtualize an operating system, enabling hundreds or thousands of users to use just one operating system image, lowering cost and improving manageability for thin client or PC users. We see a significant opportunity for this software in the 90% of server based computing environments that continue to use PCs instead of thin clients.


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As Keith pointed out, we've increased our investments in sales and marketing and in R&D and today we're spending more than twice as much on R&D than we were a year ago. We have exciting new products that are already driving growth and we have additional new products in the pipeline.

We've pointed out the Neoware e900, which is a new product that was just introduced this quarter and already is generating significant revenues for us. With average selling prices of over $3,000 a unit, the Neoware e900 represents a significant opportunity and as we pointed out, sales began very quickly after the product's introduction.

Today, Neoware is a much stronger company than it was one year ago. We have development centers throughout the globe. We have strong partnerships with industry leaders, including IBM, Lenovo and ClearCube.

We have new distribution partners that represent a real opportunity for us to gain market share. We have proprietary intellectual property. We have an experienced team, both at the management level and throughout the Company. And we plan on deploying these resources to satisfy our customers so that we can deliver consistent increases in revenue and in profits in coming periods.

So in summary, we're pleased to deliver another record quarter, both in revenues and in earnings. We achieved our goal of delivering significant revenue growth, in fact, our revenue growth was 63% in this period, and we grew our profits even faster.

We believe that thin clients are gaining share in the PC marketplace and that we're well positioned competitively in our market. We're bullish about our prospects and believe that we have a superior growth opportunity in front of us.

So that brings my prepared remarks to an end. At this point, Adam, we'd like to open up the floor for questions for approximately 30 minutes. And I want to apologize in advance, if we don't get to you. Adam, let's open up the phones.


OPERATOR:
---------
[INSTRUCTIONS] Jill Mastoloni.

JILL MASTOLONI ANALYST
Congratulations, it was a great quarter. Are you guys giving December guidance at all or the forward quarter at this time?

MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------
No, we don't give quarterly guidance. We give annual guidance and then we update it if events happen that cause us to update it. So, the beginning of the fiscal year we gave revenue guidance of 30% growth, which would have meant 103 million in revenue for the fiscal year. And now we've upped that to say we believe that we'll be able to deliver higher revenue growth of 40% for the fiscal year. But we've never as a Company given quarterly guidance.

JILL MASTOLONI ANALYST
Oh, I thought last quarter you put it in the press release for the forward quarter.


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MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------
Yes, maybe I want to reconsider the word "never." I think we have done it and we did it about two years ago as well, if there are any significant events in a particular quarter where they might vary quite significantly. But typically we don't. We give annual guidance only.

JILL MASTOLONI ANALYST
Okay, great. And the guidance that you're giving for this year that includes the Maxspeed acquisition, is that correct?

MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------
Typically when we do these acquisitions, they independently don't generate significant revenues on their own. And that's the case with all of our acquisitions typically, we don't expect them to generate significant revenues. We typically make significant changes in product lines.

So with Maxspeed, like with our other acquisitions, the purpose of the acquisition is to expand our ability to penetrate the Asian markets, to have development centers in Asia. We do believe that that's going to drive revenue growth, but it's just as much by engaging with our partners Lenovo and IBM, by being able to better support large global rollouts of thin clients with major global enterprises. So it's as much about generating and using those resources to generate organic growth.

JILL MASTOLONI ANALYST
Okay. And have you disclosed the percentage of revenue from IBM this quarter?

MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------
Actually, that'll be in the Q and we'll file the Q next Tuesday. I don't happen to have that right in front of me. It's probably down a little bit as a percentage of revenues, just because the major global retailer that we deployed Neoware e900 to happened not to go through IBM. So that was a big percentage. But in terms of overall revenues, it was probably among the top in terms of the total dollar amount of revenue contribution. It's probably among the top-three quarters in total revenue.

JILL MASTOLONI ANALYST
Okay. And did you get revenue from Lenovo as well, this quarter?

MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------
Yes, our transactions, whether it's IBM or Lenovo, it's IBM customers that we're selling to. So yes, we did generate revenue from IBM. We generated revenue from Lenovo. But in both events, whether it's IBM or Lenovo, it's really IBM customers that we're selling to. So while they're different customers and we have to report on them differently, because obviously, they represent different credit, different actual customers, in both cases its examples of selling to IBM customers.

JILL MASTOLONI ANALYST
Okay. And the last question is, could you describe sort of how the quarter is tracking so far and how much visibility you have into the December quarter? I know it's December quarter for IBM and typically it's a very strong quarter for you. How much visibility do you have into - well, you're not giving guidance I guess.

MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------
Well, we try never to give quarterly guidance. I wouldn't take our not giving guidance for the December quarter as any indication of what the December quarter might look like. That's not our purpose, so don't view the fact that we're not giving guidance for the December quarter as any indication.

Typically we have good visibility for quarters, because typically more than 80% of our revenue comes from existing customers. We enter a quarter very often knowing where as much as 75 to 80% of our revenue is going to come from for the quarter.

We have several large transactions, as Keith pointed out. We actually had some orders that, at the end of last quarter, he pointed out, that we had excess inventory, because we had some large orders that subsequently shipped in this particular quarter. Keith pointed out that we're going to have continued sales of the Neoware e900 in this quarter. He pointed out several other large transactions that we're doing with other customers.

So there's a lot of activity in this quarter. And again, don't take our indication that we're not giving guidance on a quarterly basis for this quarter as any indication of the quarter results.

JILL MASTOLONI ANALYST
Great, no problem. Thanks a lot, guys and congratulations. Great quarter.

OPERATOR:
---------
Brian Hertzog.

BRIAN HERTZOG  - THOMAS WEISEL PARTNERS - ANALYST
It's actually Brian, calling for Kevin Hunt. First question is a little bit of clarification on the IBM contribution. I believe last quarter it was 21%. And then I may have mistaken, but maybe earlier on in the conference call you said that 46% was from IBM/Lenovo in this quarter. Is that apples-to-apples comparison?

MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------
No, actually, Brian, that percentage was IBM and Lenovo combined, as well as two other enterprise customers who happened not to go through IBM. So for IBM and Lenovo, I happen not to remember exactly what the percentage was. In terms of dollar amounts, it was, again, one of the top three or four quarters historically throughout our relationship with those companies. So it was very good. But, because of the large sales that we have at the global retailer for the Neoware e900, it'll drop as a percentage, but not significantly as a dollar amount. That's just an anomaly, because we happen to have very large sales Neoware e900 that didn't go through the IBM or Lenovo channels.

BRIAN HERTZOG  - THOMAS WEISEL PARTNERS - ANALYST
Okay. And then on the inventory that shipped out, I guess in October, that was still on the balance sheet at the end of September, could you characterize that as more e900 products? And if you could talk a little bit more about the contribution of e900 this quarter versus next quarter and what that can mean to the gross margin levels?

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


MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------
Okay, that particular inventory that was on the balance sheet wasn't Neoware e900. That was product that shipped to a large telecommunications company in Europe and it just so happened that everything wasn't complete by the end of the quarter. So that was a large transaction that just moved into this quarter, which is obviously good for this quarter. So, no, not Neoware e900.In this particular quarter we're going to have continued sales of Neoware e900, but they'll be smaller as a percentage of our total sales. And as we pointed out last quarter, our gross margin on product, excluding Neoware e900 was consistent with prior quarters, there was no change in its gross margin. So if Neoware e900 is a lower percentage of our total sales, we would expect that to mean in that particular period that our gross margins might tick up a little bit.

BRIAN HERTZOG  - THOMAS WEISEL PARTNERS - ANALYST
Excellent. And then, the large telco deal, I believe that was 17,000 units total. How far along are we on that deal or how much do we have left going forward?

MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------
The bulk of that is left to go forward. That's just an initial - we have had just initial deliveries on that contract, which is 17,000 over one year, with an optional renewal for another 17,000 in the second year. So, that's going to continue throughout the year and the bulk of it, by far, is yet to come.

BRIAN HERTZOG  - THOMAS WEISEL PARTNERS - ANALYST
Okay. And then, one last question. On the Maxspeed acquisition, what did they have in revenue prior to the acquisition and I guess, without giving specific guidance, what kind of a contribution could we look forward to in fiscal '06?

MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------
We actually have to file their historic revenues within 71 days after we close the transaction. The reason we don't emphasize their historic revenues is because they're not relevant to future periods. Typically, when we do one of these acquisitions, we make changes in product lines, we make changes that result in reductions in their revenue, so we don't like to encourage investors to take a look at those historical revenues and think that they're going to be reflective of future periods. We typically are not acquiring these companies for their revenue streams.

The purpose of the acquisitions that we've done, like the Maxspeed acquisition, have been to expand our global reach, so that we can better support major global enterprises. The purpose of the acquisitions is absolutely to drive revenue growth, but it's not necessarily the historic revenue from those companies that we're driving for.

Very often the historic revenues from these companies are lower gross margin that ours. Our primary purpose in acquiring businesses internationally has been to better support major global enterprises, for example, like the customer that we're shipping millions of dollars of Neoware e900s to, who has operations all around the globe.

So, there were revenues from Maxspeed, just as there were from many of our other transactions, but we don't encourage people to look at those and assume that they're going to be reflective of future revenue contributions. It's about growing our organic revenues by having global support and engineering that we think is going to drive growth in both revenues and profits.

BRIAN HERTZOG  - THOMAS WEISEL PARTNERS - ANALYST
Okay, understood. And then one follow-up on that. Can you characterize some of the investment also that's going to be required for the Maxspeed to expand some of the distribution channels and to build the infrastructure and what not, CapEx, OpEx, what have you?

MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------
Well, we don't expect significant CapEx. Again, we have an outsourced supply chain model and we don't have to make significant capital expenditures in order to grow our business. So CapEx is not really an important part of our business.

In terms of operating expenses, we think that we're going to be able to continue to generate operating expenses that are in the range of 30% of revenues or driving even lower as we drive revenue growth. This particular quarter, when you look at our non-GAAP operating expenses, it was 26.6%, when you exclude amortization of intangibles and stock option expense.

So moving forward, as we drive revenue growth, we think that we're going to be able, as we add people as a result of either acquisitions or as a result of hiring, as you've seen us do in the past, we're able to generate more revenue than expenses and that translates into bottom line growth.

OPERATOR:
---------
Orin Hirschman.

ORIN HIRSCHMAN ANALYST
Congratulations on the results, once again. There was a brief mention that the Maxspeed acquisition would be dilutive.

MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------
No, actually, it was the opposite. We said the Maxspeed acquisition we expect not to be dilutive.

ORIN HIRSCHMAN ANALYST
Okay, I apologize then.

MIKE KANTROWITZ - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
---------------------------------------------------------------
Well, no, I'm glad you brought that up.

ORIN HIRSCHMAN ANALYST
Thank you. Also, you mentioned some of the gains that you've been making in market share. Does anybody have real data, independent data that gives the magnitude? Obviously, we can get the feeling from your revenue growth that you've been making big strides, but is there actually numbers that you can point to from any recent studies?

MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------
Well, there is IDC and IDC reports growth of the overall thin client segment of the PC marketplace and then they also track that by vendor. So IDC does report that. And as we point out, over the last four years, we've grown our market share from 5% to well over 20% and we believe we've been the fastest market share gainer in the thin client business and the business itself is projected to grow robustly, is the word that IDC uses.

ORIN HIRSCHMAN ANALYST
And over the last few quarters, clearly, from your results and from IDC is saying there's been a tremendous acceleration in the market for thin clients, because there's finally real adoption from larger customers.

Is there anything more that has to happen here to create more of a snowball effect or the snowball is set in motion already? Are there other things going on? Is virtualization important? Anything else that you can point to that needs to happen to get things to go even faster or it's happening, it's just a matter of some of the bigger companies going from pilots to getting bigger.

MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------
Well, I think you're seeing both of those things. We are seeing and experiencing larger deployments of thin clients, larger contributions from enterprise customers, the sizes of transactions that we had in this particular quarter really were unprecedented. And looking forward, we see other transactions of similar and frankly, even larger sizes in some cases, in individual periods.

So, we're seeing major global enterprises moving forward with large-scale thin client deployments. If we look at the customer that we have in France, the major telecommunications company, a 34,000-seat deployment, on top of 20,000 seats that they already have, and they switched to us, again, from a competitor. That's a 54,000 seat thin client deployment when that finally completes. We believe that's the largest deployment to date in thin clients. So we're seeing large enterprises deploy.

The other thing that we're seeing is more technology companies supporting this infrastructure. An example of that is IBM with their virtualized hosted client initiative. IBM came out in partnership with VMware and Citrix with a set of technologies that would enable customers to use their Blade center servers and their IBM X series servers in order to deploy PC level quality over LANs to thin clients.

So, we're seeing more attention from technology companies, as well as more demand from enterprises. I mean, you can even see Microsoft's support recently, an introduction just this week of the Microsoft Live, the Windows Live and Office Live technologies as technologies that can be deployed on thinner devices.


OPERATOR:
---------
{INSTRUCTIONS] Dick Feldman.

DICK FELDMAN  - MONARCH CAPITAL - ANALYST
Once again, great quarter. I wonder if you could address the outlook for Image Manager and how do you fully capitalize on the potential for that product? Does it require a different type of marketing?

MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------
That's a good question. When we are looking at acquisitions of software technologies or complimentary technologies, our strategy is to acquire technologies or to develop them internally, that can be sold through the same channels, to the same customers, as part of the same sale and extending our opportunities with our existing channels and customers. So we're not interested in developing or acquiring technologies that require us to set up different sales forces.

Neoware Image Manager is a perfect example of this. It is technology that is directly applicable in thin clients. It can be deployed with traditional Neoware thin clients and it just drives the cost of a thin client down by eliminating one of the most costly components in a thin client, which is flash memory. So, it has a directly applicable benefit to our existing products.

Now in addition, it allows us to provide the kind of security and manageability benefits of thin clients for the personal computers that our customers already use. And our target market for that product is the 85 to 90% of seats that are attached to Citrix and server-based computing environments that are personal computers. Only about 10 to 15% of the seats attached to Citrix servers are thin clients. The bulk of them are personal computers.

So, it's an example and what we're doing strategically is looking to develop and acquire software technologies that can be sold to the same customers. It's actually the same people making the decisions for that kind of product that make the decisions for our thin clients.

So, what we're doing is obviously, we're benefiting from the fact that there's a lot of attention being paid by enterprises to new technologies, including virtualization, including on-demand software. Neoware Image Manager is an example of both. It virtualizes a Microsoft operating system and enables it to be streamed from a server to clients on demand. So it's technology that's actually getting a lot of attention these days.

DICK FELDMAN - MONARCH CAPITAL - ANALYST
When did you start selling this?

MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------
Just in the quarter that we just reported. So, it was brand new in the quarter. We only introduced it in July and started rolling it out during the quarter. And we expect meaningful contributions from that product in coming periods. But you know, it's a brand new product, brand new software product.

We wouldn't want to encourage people to think that it ramps from zero to millions of dollars of sales in just a single quarter. Although, we've seen new technologies that do that, like the Neoware e900. That was also introduced and shipped just in this last quarter and we did generate millions of dollars of sales with that product.

DICK FELDMAN - MONARCH CAPITAL - ANALYST
But this would have software kind of margins, as compared to the e900, which had lower than average margins?

MIKE KANTROWITZ - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
---------------------------------------------------------------
Yes, but we want to point out, although the Neoware e900 has lower than average percentage gross margins, it's only on a percentage basis. It also has $3,000 average selling prices. We make more money per unit of Neoware e900 that is sold than any other product. And you can see the results in our results this quarter. The Neoware e900 contributed positively to the top line and the bottom line of the Company.

But you're right. Neoware Image Manager does have higher percentage gross margins. But it also has dramatically lower selling prices. It's a product that can be sold for as little as $89 a seat. So, even if that's 100% gross margin, you'll make $89 a seat for that is sold and a lot more on an e900. So I would encourage people not to look at percentage gross margins on our products, but instead to look at increases in our operating income.

OPERATOR:
---------
Jack Pitts.

JACK PITTS ANALYST
Just looking at the sequential growth in the operating profit, I guess it doesn't exactly match the growth in revenues. And kind of looking at the margin being a little bit lower than it was a couple of years ago, in its peak in 2002, I'm just kind of wondering, over the next year, kind of what happens to operating profit as the revenue grows?

MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------
Well, one important thing when you're looking at sequential from Q4 to Q1, is in Q1 we reported stock option expense, which was $700,000 in the quarter. So, you can't just look at the expenses, because the accounting treatment changed from Q4 to Q1. So actually, our operating profit increased on a comparable basis from Q4 to Q1. It didn't decrease. So you have 700,000 in stock option expense, which like every other public company with a June 30 year end, we started reporting in this quarter.

So I think we've been clear. Our strategy is to grow our revenues and to grow our profits at a faster rate. We did that in this quarter and we intend to do that in coming quarters.

JACK PITTS ANALYST
Thanks. And also the e900 product, since it does go for over $3,000, how does that fit into the model of kind of the thin client being not as expensive as a PC on the desktop?

MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------
That's a good question. Cost is only one of the driving elements behind thin client deployments. Some of the other driving elements behind thin client deployments are improved security, because thin clients can be made to be virtually immune from standard PC viruses; improved manageability, because thin clients can be centrally managed using Neoware software; improved reliability, because thin clients have no hard drive, no floppy, no CD-ROM, no fan. And it's those three things that are really driving deployments of the Neoware e900. It's used in harsh environments, so the fact that there are no moving parts, no fans, no hard drives, makes it a benefit. So, it isn't just cost.

And that's one of the things that I think people misunderstand about our marketplace. We don't think that price is the primary driving element in our marketplace. Cost savings versus personal computers up front is one driving element, but it's more importantly, total cost of ownership over time, improved security, improved manageability and improved reliability of the whole IT infrastructure that makes a difference.

JACK PITTS ANALYST
Thanks. And then one more, if you don't mind. The Mangrove and ThinTune acquisitions, I realize you don't like to kind of break those out, because they get integrated pretty quickly, but at the same time, you do have to kind of make acquisitions on some sort of metric like price to sales or price to earnings or as you talked about on previous questions, whether the acquisitions are dilutive or not--

MIKE KANTROWITZ  - NEOWARE SYSTEM - CHAIRMAN, CEO AND PRESIDENT.
----------------------------------------------------------------
Well, we absolutely look at the profitability and the expected cash return from our acquisitions, but what we look at is what can we do with these companies as a part of Neoware? And how can we deploy these resources in order to grow our overall sales? That's how we value acquisitions.

And so, for example, Mangrove, if you look at the Mangrove acquisition, the entire development team that was at Mangrove is now working on our next version of Neoware Linux, which is an important new product introduction for us. And so that development team has been completely integrated into the overall Neoware engineering organization.

But if you look at the history of the Company, we've made acquisitions, we've done it accretively, we've done it profitably and we've generated cash to pay back the acquisition prices. And that's our intent.

At that point, I'm going to have to cut it off for additional questions.

 I want to thank everybody for participating with us on our Q1 conference call. Again, we're pleased to have delivered excellent results for the quarter. We're confident in our future. We believe that we have an excellent opportunity and a growing market. We believe that we're gaining market share. And we hope to deliver excellent results for you in the future.

So, once again, thank you for joining us.